Exhibit 99.1

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE RECEIVES ADDITIONAL NOTICE
REGARDING NYSE LISTING

NOVEMBER 29, 2011 - DALLAS, TEXAS — Reddy Ice Holdings, Inc. (NYSE:FRZ) (“Reddy Ice” or the “Company”) announced today that the Company has been notified by NYSE Regulations, Inc. that it is not in compliance with one of the continued listing standards of the New York Stock Exchange (the “NYSE”).

Reddy Ice is considered below the continued listing criteria established by the NYSE because the Company’s average closing price has been less than $1.00 over a consecutive 30 trading-day period.

In accordance with NYSE procedures, Reddy Ice has six months from the receipt of the notice on November 28, 2011 to bring its share price and average share price above $1.00.  If, at the expiration of the six month period, the Company fails to achieve both a $1.00 share price and average share price over the preceding 30 trading days, the Company will be subject to suspension and delisting proceedings.  As required by the NYSE’s rules, the Company plans to notify the NYSE within 10 days of receipt of the non-compliance notice of the Company’s intent to remedy its non-compliance.

The Company previously announced on September 27, 2011 that it had been notified by the NYSE regarding the Company’s non-compliance with the NYSE’s $50 million minimum market capitalization requirements.  On November 21, 2011, the Company announced that its plan to restore compliance with continued listing standards had been accepted by the NYSE.

The Company’s common stock remains listed on the NYSE under the symbol “FRZ,” but has been assigned a “.BC” indicator by the NYSE to signify that the Company is not currently in compliance with the NYSE’s continued listing standards.  The Company is required to maintain compliance with other applicable NYSE continued listing requirements, including the minimum global market capitalization standard, which requires the Company to maintain an average global market capitalization of at least $15 million over a consecutive 30 trading-day period.  Failure to maintain compliance with this requirement would result in the NYSE promptly initiating suspension and delisting procedures.  On November 28, 2011, Reddy Ice’s common stock had a closing price of $0.69 per share, equating to a market capitalization of approximately $16.1 million, and a 30 trading-day average closing price of $0.93 per share.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States.  With approximately 1,500 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to a variety of customers in 34 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions.  Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

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